Exhibit 99.1

Mobileye Releases Fourth-Quarter and Full-Year 2024 Results and Provides Business Overview

•	Revenue decreased 23% year over year to $490 million in the fourth quarter. Full-year financial guidance implies a return to revenue growth in 2025.

•	Diluted EPS (GAAP) was $(0.09) and Adjusted Diluted EPS (Non-GAAP) was $0.13 in the fourth quarter of 2024.

•	Generated net cash from operating activities of $400 million in the year ended December 28, 2024, slightly higher than full-year 2023. Our balance sheet is strong with $1.4 billion of cash and cash equivalents and zero debt as of December 28, 2024.

•	Continued growth in RFQ-stage advanced product development programs positions us well to substantially increase long-term growth visibility over the course of 2025.

JERUSALEM – Jan. 30, 2025 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months and for the year ended December 28, 2024.

“I’m proud of our accomplishments in 2024. Against a challenging backdrop, we executed dozens of production program launches on-time for our customers and shipped the 200 millionth EyeQTM system in our history. In 2024, while generating $400 million of operating cash flow, we also made outstanding progress on the technology pillars that support our SuperVision, Chauffeur, and Drive advanced solutions that are driving the largest opportunity pipeline in our history,” said Mobileye President and CEO Prof. Amnon Shashua. “Our autonomous driving system architecture is built to optimize both precision and scalability, supporting a true revolution of transportation. We look forward to a robust cadence of EyeQ6 High-based product launches beginning in 2026.”

Fourth Quarter and Full-Year 2024 Business Highlights

•	We delivered another year of impressive product execution in 2024. On the core business we launched ADAS programs into 313 car models and managed an additional 80 active ADAS development projects. On the technology front, we achieved major progress across the pillars that support our portfolio of advanced solutions, including: 1) EyeQ6 High System-on-Chip (SoC) is on-track for series production launch and achieves 10x the frame-per-second processing in comparison to EyeQ5 High with high efficiency; 2) imaging radar (launching 2nd half 2025) B-samples achieved outstanding performance across hundreds of OEM tests; and, 3) our compound AI system software infrastructure inside the EyeQ6 High-based family of ECUs delivers line-of-sight to approximately 100x the camera-only mean-time-between-failure as compared to EyeQ5 High. Most importantly, within our advanced portfolio, we progressed significantly on the SuperVisionTM, ChauffeurTM, and DriveTM projects for VW Group, achieving milestones on the path to start-of-production.

•	Business development activity was substantial in 2024. We won well-above 95% of the ADAS programs awarded by our top customers. On the advanced product side, decision-making timing was slower than expected, but the number of engagements significantly expanded and we gained additional clarity on future segmentation and volume expectations of premium ADAS and AV products. We have built an unprecedented set of potential opportunities across 9 of our top 10 customers, as well as others, with RFQ-stage development programs representing 25 million future units for Surround ADAS, 8-16 million future units for SuperVision, and 1-3 million future units for Chauffeur. This represents more than 10 times our current awarded business for these solutions and offers the potential for meaningful business expansion during 2025[1].

•	During the second half of 2024 we detailed our Compound AI System software and hardware infrastructure approach, which we have high confidence will support the optimized combination of precision and recall required to enable safe and useful eyes-off products. This included an in-depth overview of our safety methodology that comprehensively addresses all aspects of a self-driving system’s safe operation.

Fourth Quarter 2024 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q4 2024	Q4 2023	% Y/Y
Revenue	$490	$637	(23)%
Gross Profit	$241	$344	(30)%
Gross Margin	49%	54%	(482	)bps
Operating Income	$(86)	$73	*NM
Operating Margin	(18)%	11%	*NM
Net Income	$(71)	$63	*NM
EPS - Basic	$(0.09)	$0.08	*NM
EPS - Diluted	$(0.09)	$0.08	*NM

*Not Meaningful

Non-GAAP
U.S. dollars in millions	Q4 2024	Q4 2023	% Y/Y
Revenue	$490	$637	(23)%
Adjusted Gross Profit	$336	$439	(23)%
Adjusted Gross Margin	69%	69%	(35	)bps
Adjusted Operating Income	$101	$247	(59)%
Adjusted Operating Margin	21%	39%	(1,816	)bps
Adjusted Net Income	$107	$228	(53)%
Adjusted EPS - Basic	$0.13	$0.28	(54)%
Adjusted EPS - Diluted	$0.13	$0.28	(53)%

•	Revenue of $490 million decreased 23% as compared to the fourth quarter of 2023, primarily due to a 20% reduction in EyeQ SoC volumes. This was primarily related to the previously disclosed meaningful build-up of inventory at our Tier 1 customers, including in the fourth quarter of 2023.

•	Average System Price[2] was $50.0 in fourth quarter 2024, compared to $52.7 in the prior year period primarily due to lower percentage of SuperVision related revenue as compared to the fourth quarter of 2023.

•	Gross Margin decreased by nearly 5 percentage points in the fourth quarter of 2024 as compared to the prior year period. The decrease was primarily due to the impact of the cost attributable to amortization of intangible assets which was similar to the prior year but on a lower revenue base.

•	Adjusted Gross Margin (a non-GAAP measure) in the fourth quarter of 2024 was similar to the prior year period. The positive gross margin impact of a lower percentage of SuperVision related revenue was offset by the modestly negative impact of EyeQ-related mix effects.

•	Operating Margin of (18%) decreased by 29 percentage points in the fourth quarter of 2024 as compared to the prior year period, due to higher operating expenses than the prior year period on a lower revenue base, as well as the gross margin decrease described above.

•	Adjusted Operating Margin (a non-GAAP measure) of 21% decreased by 18 percentage points in the fourth quarter of 2024 as compared to the prior year period, due to higher operating expenses on a lower revenue base.

•	Operating cash flow for the year ended December 28, 2024 was $400 million. Cash used in purchases of property and equipment was $81 million for that same period.

1 These expectations are based on estimated volumes, which are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. Further, achievement of a design win is an estimate only and subject to multiple factors, many of which are outside of Mobileye’s control. Any statement on the timing of a design win is an estimate only and subject to change. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2 Average System Price is calculated as the sum of revenue related to EyeQ™ and SuperVision systems, divided by the number of systems shipped.

Financial Guidance for the 2025 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 27, 2025.

We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; 2) Share-based compensation expense; and 3) Goodwill impairment. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

	Full Year 2025
U.S. dollars in millions	Low	High
Revenue	$1,690	$1,810
Operating Loss	$(574)	$(489)
Amortization of acquired intangible assets	$443	$443
Share-based compensation expense	$306	$306
Adjusted Operating Income	$175	$260

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, January 30, 2025, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income (Loss) as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and impairment of goodwill. Operating margin is calculated as Operating Income (Loss) divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, impairment of goodwill, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income (Loss) by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, more than 200 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2025 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the US, Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; effects of the COVID-19 pandemic and responses to future pandemics; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 30, 2023, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Full Year 2024 Financial Results

Mobileye Global Inc.

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
U.S. dollars in millions, except share and per share amounts	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Revenue	$490	$637	$1,654	$2,079
Cost of revenue	249	293	913	1,032
Gross profit	241	344	741	1,047
Research and development, net	281	225	1,083	889
Sales and marketing	28	28	118	118
General and administrative	18	18	70	73
Goodwill impairment	—	—	2,695	—
Total operating expenses	327	271	3,966	1,080
Operating income (loss)	(86)	73	(3,225)	(33)
Other financial income (expense), net	18	11	62	49
Income (loss) before income taxes	(68)	84	(3,163)	16
Benefit (provision) for income taxes	(3)	(21)	73	(43)
Net income (loss)	$(71)	$63	$(3,090)	$(27)

Earnings (loss) per attributed to Class A and Class B stockholders:
Basic and diluted	$(0.09)	$0.08	$(3.82)	$(0.03)
Weighted-average number of shares used in computation of earnings (loss) per share attributed to Class A and Class B stockholders (in millions):
Basic	811	806	809	805
Diluted	811	812	809	805

Mobileye Global Inc.

Consolidated Balance sheets (unaudited)

U.S. dollars in millions	December 28, 2024	December 30, 2023
Assets
Current assets:
Cash and cash equivalents	$1,426	$1,212
Trade accounts receivable, net	212	357
Inventories	415	391
Other current assets	121	106
Total current assets	2,174	2,066
Non-current assets:
Property and equipment, net	458	447
Intangible assets, net	1,609	2,053
Goodwill	8,200	10,895
Other long-term assets	138	116
Total non-current assets	10,405	13,511
TOTAL ASSETS	$12,579	$15,577
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$190	$229
Employee related accrued expenses	105	87
Related party payable	4	39
Other current liabilities	34	48
Total current liabilities	333	403
Non-current liabilities:
Long-term employee benefits	62	56
Deferred tax liabilities	47	148
Other long-term liabilities	50	46
Total non-current liabilities	159	250
TOTAL LIABILITIES	$492	$653
TOTAL EQUITY	12,087	14,924
TOTAL LIABILITIES AND EQUITY	$12,579	$15,577

Mobileye Global Inc.

Consolidated Cash Flows (unaudited)

	Year Ended
U.S. dollars in millions	December 28, 2024	December 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,090)	$(27)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	62	39
Share-based compensation	279	252
Amortization of intangible assets	444	474
Goodwill impairment	2,695	—
Exchange rate differences on cash and cash equivalents	2	5
Deferred income taxes	(101)	(14)
Interest with related party, net	—	16
(Gains) losses on equity and debt investments, net	(3)	—
Other	—	1
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivables	124	(88)
Decrease (increase) in other current assets	15	8
Decrease (increase) in inventories	(24)	(278)
Increase (decrease) in accounts payable, accrued expenses and related party payable	(29)	10
Increase (decrease) in employee-related accrued expenses and long term benefits	25	(1)
Increase (decrease) in other current liabilities	6	(7)
Decrease (increase) in other long term assets	(11)	(3)
Increase (decrease) in other long term liabilities	6	7
Net cash provided by operating activities	400	394
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(81)	(98)
Purchases of debt and equity investments	(62)	—
Maturities and sales of debt and equity investments	23	—
Net cash provided by (used in) investing activities	(120)	(98)
CASH FLOWS FROM FINANCING ACTIVITIES
Share-based compensation recharge	(66)	(100)
Net cash provided by (used in) financing activities	(66)	(100)
Effect of foreign exchange rate changes on cash and cash equivalents	(2)	(5)
Increase in cash, cash equivalents and restricted cash	212	191
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,226	1,035
Balance of cash, cash equivalents and restricted cash, at end of year	$1,438	$1,226

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended				Year Ended
U.S. dollars in millions	December 28, 2024		December 30, 2023		December 28, 2024		December 30, 2023
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$241	49%	$344	54%	$741	45%	$1,047	50%
Add: Amortization of acquired intangible assets	94	19%	95	15%	376	23%	406	20%
Add: Share-based compensation expense	1	—%	—	—%	2	—%	2	—%
Adjusted Gross Profit	$336	69%	$439	69%	$1,119	68%	$1,455	70%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended				Year Ended
U.S. dollars in millions	December 28, 2024		December 30, 2023		December 28, 2024		December 30, 2023
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$(86)	(18)%	$73	11%	$(3,225)	(195)%	$(33)	(2)%
Add: Amortization of acquired intangible assets	111	23%	112	18%	444	27%	474	23%
Add: Share-based compensation expense	76	16%	62	10%	279	17%	252	12%
Add: Goodwill impairment	—	—%	—	—%	2,695	163%	—	—%
Adjusted Operating Income	$101	21%	$247	39%	$193	12%	$693	33%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Year Ended
U.S. dollars in millions	December 28, 2024		December 30, 2023		December 28, 2024		December 30, 2023
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$(71)	(14)%	$63	10%	$(3,090)	(187)%	$(27)	(1)%
Add: Amortization of acquired intangible assets	111	23%	112	18%	444	27%	474	23%
Add: Share-based compensation expense	76	16%	62	10%	279	17%	252	12%
Add: Goodwill impairment	—	—%	—	—%	2,695	163%	—	—%
Less: Income tax effects	(9)	(2)%	(9)	(1)%	(123)	(7)%	(40)	(2)%
Adjusted Net Income	$107	22%	$228	36%	$205	12%	$659	32%

Supplemental Information - Average System Price

	Q4 2023	Q1 2024	Q2 2024	Q3 2024	Q4 2024
EyeQ and SuperVision revenue (U.S. dollars in millions)	$611	$219	$413	$457	$464
Number of systems shipped (in millions)	11.6	3.6	7.6	8.6	9.3
Average system price (U.S. dollars)	$52.7	$61.0	$54.4	$53.3	$50.0

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com